Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Corporación Andina de Formento

      We consent to the use of our report dated February 8, 2002, included herein relating to the balance sheets of Corporación Andina de Fomento (“CAF”) as of December 31, 2001 and 2000, and the related statements of income, stockholder’s equity and cash flows for each of the years in the three year period ended December 31, 2001, which report contains an explanatory paragraph related to a change in the method of accounting for derivatives and hedging activities. In addition, we consent to the reference to our firm under the heading “Independent Auditors” in the prospectus.

/s/ KPMG

Caracas, Venezuela

November 7, 2002